Exhibit 99.1

January 16, 2020,

Dear Fellow Shareholder,

In fiscal year 2019, we installed a significant amount of pipeline and grew revenue to $174.5 million as compared to $135.5 million in fiscal year 2018. Overall, we achieved a net income available to common shareholders of $1.7 million in fiscal year 2019 as compared to $2.2 million in fiscal year 2018. As we have previously discussed, the last two years have been dominated by the twenty-mile Fullstream Goff Connector (“Goff”) project in northern West Virginia. While the Goff project resulted in a loss for fiscal year 2019, we were able to overcome the loss with strong performances on other projects. The Goff project presented us with many challenges, with one of them being financing such a large project. In order to complete the project, we needed access to a larger operating line of credit than was available. This resulted in taking on additional long-term debt and higher interest expense than expected. Since completing the project in September 2019, all scheduled payments on the project have been received with only $900,000 in final retention to be received in June 2020. With the payments received from the project, we were able to pay off our operating line of credit and make significant payments toward the principal on the long-term debt. Despite the challenges encountered on the Goff project, our CJ Hughes division increased its net income to $2.9 million in fiscal year 2019 from $2.4 million in fiscal year 2018.

In looking ahead to fiscal year 2020, backlog was $63.0 million at September 30, 2019. While this is down from $71.1 million at September 30, 2018, it is slightly greater than the $62.5 million at September 30, 2017. Our Nitro Construction Services division has a large percentage of its business plan revenue already under contract, pointing to what we anticipate should be a stronger performance in fiscal year 2020.

Over the last several years, some of you have suggest the benefit of retaining an independent research firm to attempt to get our company in front of new investors. This month Noble Capital put out their first report on ESOA. The full report can be accessed at www.chanelchek.com.

Finally, while 2019 was a challenging year, I am proud of our team’s commitment to building shareholder value. First, we ended the year at a book value per share of $1.77. Second, this is the first time that we executed both a share repurchase program and a $.05 special dividend, which was paid on December 31, 2019, in the same fiscal year. Our repurchase program has bought 340,344 shares since August 2018. Lastly, there has been an incredible commitment from both our employees and our Board of Directors (“Board”). The Company’s 401(k) match program has resulted in the purchases of over 600,000 shares on behalf of employees and the Board has been a consistent purchaser of shares including over 27,000 shares in December 2019. Once again, we appreciate your continued support and hope you get a chance to attend our annual shareholder meeting in February.

Sincerely,

Douglas V. Reynolds, President

Energy Services of America